Exhibit 99.1

FOR RELEASE

UNITIL FILES FOR A CHANGE IN GAS AND ELECTRIC DISTRIBUTION RATES FOR MASSACHUSETTS CUSTOMERS

HAMPTON, N.H., DECEMBER 17, 2019 — Unitil Corporation (NYSE: UTL) (www.unitil.com) announced today that its Massachusetts gas and electric distribution utility, Fitchburg Gas and Electric Light Company d/b/a Unitil, filed separate rate cases for its gas and electric divisions with the Massachusetts Department of Public Utilities (“Department”) requesting approval to change distribution rates. If approved, the new rates would become effective no later than Nov. 1, 2020 following a comprehensive review by the Department.

Unitil requested a gas rate increase of $7.3 million, or 20.8 percent, over total gas operating revenue. For the electric division, the Company has requested an electric rate increase of $2.7 million, or 4.1 percent, over total electric operating revenue. The gas and electric distribution rate increases are driven by expenditures to replace aging infrastructure and enhance system reliability and by higher operating costs.

A typical residential electric customer using an average of 562 kWh a month would see an increase of $4.00 per month or 2.5 percent. A typical residential gas customer using an average of 70 therms a month would see an increase of $30.63 per month or 23.8 percent. Impacts on other individual customers will vary depending upon rate class and usage characteristics.

About Unitil Corporation

Unitil Corporation provides energy for life by safely and reliably delivering natural gas and electricity in New England. We are committed to the communities we serve and to developing people, business practices and technologies that lead to dependable, more efficient energy. Unitil Corporation is a public utility holding company with operations in Maine, New Hampshire and Massachusetts. Together, Unitil’s operating utilities serve approximately 105,600 electric customers and 82,700 natural gas customers. For more information about our people, technologies and community involvement please visit www.unitil.com.

For more information please contact:

Todd Diggins – Investor Relations	Alec O’Meara – Media Relations
Phone: 603-773-6504	Phone: 603-773-6404
Email: diggins@unitil.com	Email: omeara@unitil.com

6 Liberty Lane West

Hampton, NH 03842

T 603.772.0775

www.unitil.com